EXHIBIT 99.4

ORBIMAGE INC.

INVESTMENT UNITS, EACH UNIT

CONSISTING OF ONE SHARE OF COMMON STOCK AND
ONE WARRANT TO PURCHASE COMMON STOCK

OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO RECORD

STOCKHOLDERS OF ORBIMAGE INC.

TO SECURITIES DEALERS, COMMERCIAL BANKS,

TRUST COMPANIES AND OTHER NOMINEES:

      This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by ORBIMAGE Inc. (“ORBIMAGE”) of investment units (the “Investment Units”), each Investment Unit consisting of one share of common stock, par value $0.01 per share, of ORBIMAGE (the “Common Stock”) and one Warrant (as such term is defined below), pursuant to transferable subscription rights (the “Rights”) distributed to all holders of record (“Recordholders”) of shares of Common Stock at the close of business on February 10, 2005 (the “Record Date”). Each warrant (the “Warrants”) entitles its holder to purchase one share of Common Stock for an exercise price of $10.00 per share within five years of the issuance of such Warrant. The Rights are described in ORBIMAGE’s Prospectus dated February      , 2005 (the “Prospectus”).

      In the Rights Offering, ORBIMAGE is offering an aggregate of 3,258,406 Investment Units, as described in the Prospectus.

      The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on March      , 2005, unless extended in the sole discretion of ORBIMAGE (as it may be extended, the “Expiration Date”).

      Each Right allows the holder thereof to subscribe for one Investment Unit (the “Basic Subscription Privilege”) at the cash price of $10.00 per Investment Unit (the “Subscription Price”).

      Each Right also carries with it the ability for the holder thereof to subscribe (the “Over-Subscription Privilege”) for additional Investment Units that have not been purchased by other Recordholders pursuant to their Basic Subscription Privilege, at the Subscription Price, if such holder has fully exercised its Basic Subscription Privilege. See “The Rights Offering — Subscription Privileges” in the Prospectus.

      The Rights are evidenced by a transferable Rights certificate (a “Subscription Rights Certificate”) registered in your name or the name of your nominee. Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to 0.23 Rights for each share of Common Stock owned by such beneficial owner as of the close of business on the Record Date. The Rights will be transferable until the close of business on the last trading day preceding the Expiration Date, at which time they will cease to have value.

      We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Subscription Rights Certificate be issued.

      Please take prompt action to notify any beneficial owners of Common Stock as to the Rights Offering and the procedures and deadlines that must be followed to exercise their Rights. If you exercise the Over-Subscription Privilege on behalf of beneficial owners of Rights, you will be required to certify to the

Subscription Agent and ORBIMAGE, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Privilege, whether the Basic Subscription Privilege of each beneficial owner of Rights on whose behalf you are acting has been exercised in full, and the number of Investment Units being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf you are acting.

      All commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the exercise of the Rights, other than fees and expenses of the Subscription Agent, will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by ORBIMAGE or the Subscription Agent.

      Enclosed are copies of the following documents:

1. Prospectus;

2. Instruction as to Use of ORBIMAGE Inc. Subscription Rights Certificates (including a Notice of Guaranteed Delivery for Subscription Rights Certificates Issued by ORBIMAGE Inc.);

3. A form of letter that may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instruction;

4. Notice of Guaranteed Delivery for Subscription Rights Certificates Issued by ORBIMAGE Inc.;

5. Nominee Holder Certification; and

6. A return envelope addressed to The Bank of New York, the Subscription Agent.

      Your prompt action is requested. To exercise Rights, you should deliver the properly completed and signed Subscription Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures), with payment of the Subscription Price in full for each Investment Unit subscribed for, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Subscription Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., New York City time, on the Expiration Date. FAILURE TO RETURN THE PROPERLY COMPLETED SUBSCRIPTION RIGHTS CERTIFICATE WITH THE CORRECT PAYMENT WILL RESULT IN YOUR NOT BEING ABLE TO EXERCISE YOUR RIGHTS. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised or sold prior to the Expiration Date will expire without value.

      Additional copies of the enclosed materials may be obtained from the Subscription Agent, The Bank of New York. The Subscription Agent’s telephone number is (800) 507-9357.

Very truly yours,

ORBIMAGE INC.

      NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF ORBIMAGE INC., THE SUBSCRIPTION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.

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